Recom Secures Additional $3 Million in Private Placement
—Total of $8 Million Placed Since April 1st

LOS ANGELES--(BUSINESS WIRE)--April 12, 2005--Recom Managed Systems, Inc. (OTCBB:RECM - News), today announced the completion of private placement financing of $3 million with an institutional investor at $3.20 per share. This is the second private placement since April 1st, bringing total new financing to $8 million. Recom has also issued warrants to purchase an additional 900,000 common shares at $1.60 per share.

This additional financing will also be used to support the bringing to market and commercialization of Recom's Model 100 Heart Monitor 12-lead electrocardiograph (ECG) technology, which utilizes a patented signal-processing platform to allow for the production and recording of a clinical-quality ECG while the patient is ambulatory.

"This additional financing, the second since April 1st, bringing the total of private placements this month to $8 million, is a further vote of confidence in the new management at Recom, and the enormous domestic and international potential of our proprietary technology," said Rodney Hildebrandt, Chief Operating Officer, secretary, and Board member of Recom. "These substantial private placements also reflect the growing interest and confidence in our Model 100 Heart Monitor and its move towards commercial marketing, giving us great confidence for the company's immediate and future prospects."

"The company is now placing its priority on marketing the Model 100 Heart Monitor through what will be a global distribution network. An early example of gaining visibility is our intention to exhibit the Model 100 at the 30th Annual Conference of the International Society of Computerized Electrocardiology in April and the 2005 meeting of the Heart Rhythm Society in May," says Mr. Hildebrandt.

About Recom Managed Systems, Inc.

Recom Managed Systems, Inc. is an emerging life sciences company focused on the monitoring and detection of disease through continuous biomedical signal monitoring. Recom Managed Systems, Inc. uses its patented signal technology to design and develop medical devices that simplify and reduce the costs of diagnostic testing and patient monitoring in an ambulatory setting. With our patented signal technology platform, Recom brings clinical quality physiological signal monitoring to the ambulatory setting.

Recom Managed Systems, Inc. is traded on the OTC Bulletin Board under the symbol RECM.OB. More information is located at http://www.recom-systems.com.

Caution Regarding Forward-Looking Statements

Statements in this release that are not strictly historical are "forward-looking" statements. Forward-looking statements involve known and unknown risks, which may cause Recom's actual results in the future to differ materially from expected results. Factors which could cause or contribute to such differences include, but are not limited to, failure to complete the development and introduction of new products or services, failure to obtain federal or state regulatory approvals governing medical devices, monitoring and other related services or products, inability to obtain physician, patient or insurance acceptance of Recom's products or services, adverse equity-market conditions and declines in the value of Recom's common stock, and the unavailability of financing to complete management's plans and objectives. These risks are qualified in their entirety by cautionary language and risk factors set forth and to be further described in Recom's filings with the Securities and Exchange Commission.

Contact:

Recom Managed Systems, Inc.
Rodney Hildebrandt, 818-432-4560
Fax: 818-432-4566
or
Alan Capper 212 674 0028
Cappalan@aol.com